EXHIBIT a(1)

CERTIFICATE OF TRUST
OF
PARADIGM FUNDS TRUST

This Certificate of Trust for PARADIGM Funds Trust (the “Trust”), a statutory trust to be registered under the Investment Company Act of 1940, is filed in accordance with the provisions of the Delaware Business Trust Act (Del. Code Ann. tit. l2,ss.3810) and sets forth the following:

1.     The name of the trust is:

PARADIGM Funds Trust

2.     As required by 12 Del. Code Ann. tit. 12 sections 3807 and 3810, the business address of the registered office of the Trust and of the registered agent of the Trust for service of process is:

Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19808

3.     This certificate shall be effective upon FILING.

4.     Notice is hereby given that the Trust is a series Trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally.

This certificate is executed this 14th day of October, 2005 in New York, New York, upon the penalties of perjury and constitutes the oath or affirmation that the facts stated above are true to the undersigned trustee’s belief or knowledge.

/s/ Louis J. Hanna	/s/ Markus Karr

Louis J. Hanna	Markus Karr
Trustee	Trustee